News Release

For Immediate Release:	For More Information, Contact:
January 29, 2025	Hillary Kestler
704-644-4137

First Bancorp Reports Fourth Quarter and Full Year Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, reported unaudited fourth quarter and full year earnings today. The Company announced net income of $3.6 million, or $0.08 diluted earnings per share ("EPS"), for the three months ended December 31, 2024 compared to $18.7 million, or $0.45 diluted earnings per common share, for the three months ended September 30, 2024 ("linked quarter") and $29.7 million, or $0.72 diluted earnings per common share, for the fourth quarter of 2023 ("like quarter"). For the twelve months ended December 31, 2024, the Company recorded net income of $76.2 million, or $1.84 diluted earnings per common share, compared to $104.1 million, or $2.53 diluted earnings per common share, for the twelve months ended December 31, 2023. These results include the potential impacts of Hurricane Helene of $13.4 million ($10.3 million after-taxes) as well as the securities loss of $36.8 million ($28.2 million after-taxes) described in the following paragraph.

During the fourth quarter of 2024, to take advantage of the current yields on certain categories of bonds, the Company executed a securities loss-earnback transaction including the sale of $280 million of available-for-sale securities bearing 1.56% at a loss of approximately $36.8 million. During the fourth quarter of 2024, the Company invested a total of $495 million in available-for-sale securities bearing 5.27%. Our adjusted net income was $31.7 million, or an adjusted $0.76 diluted earnings per share, for the fourth quarter of 2024, compared to adjusted net income of $29.0 million, or an adjusted $0.70 diluted earnings per share for the linked quarter and net income of $29.7 million, or $0.72 diluted earnings per share for the like quarter. For the twelve months ended December 31, 2024, our adjusted net income was $114.6 million, or an adjusted $2.77 diluted earnings per share, as compared to net income of $104.1 million, or $2.53 diluted earnings per share. The reconciliation from net income and EPS to adjusted net income and adjusted EPS is presented in Appendix E.

Richard H. Moore, CEO and Chairman of the Company, stated “I am proud of our Company's results this quarter, in particular our ability to maximize the impact of rate cuts. We also continued to exhibit our service excellence culture in supporting our teammates, customers and communities in the wake of Hurricane Helene. We have positive momentum starting 2025 with fourth quarter adjusted net income of $31.7 million, and adjusted diluted earnings per share of $0.76, both of which are meaningful increases from the third quarter. We look forward to seeing the benefit of our hard work and strategic balance sheet initiatives that should provide tailwinds for 2025.”

Fourth Quarter 2024 Highlights

•Tax equivalent net interest margin ("NIM") increased 17 basis points to 3.07% for the fourth quarter of 2024, up from 2.90% for the linked quarter and 2.88% in the like quarter. For the twelve months ended December 31, 2024, NIM fell to 2.91% from 3.06% in the same period in 2023. The Federal Reserve rate reductions In September, November and December benefited our fourth quarter NIM.

Fourth Quarter 2024 Results
•Total loan yield contracted to 5.47%, down 4 basis points from the linked quarter and expanded 8 basis points from the like quarter. Total cost of funds fell 19 basis points to 1.62% for the quarter ended December 31, 2024 from 1.81% for the linked quarter.
•The securities loss-earnback transaction was executed at the end of November and resulted in an increase of 25 basis points in the yield on the securities portfolio for the fourth quarter of 2024. Because of the timing of the transaction, the increased yield on the new purchases was included for less than half of the fourth quarter.
•Average deposits were $10.6 billion for the fourth quarter of 2024, an increase of $99.4 million from the linked quarter, with average noninterest bearing deposit growth of $51.6 million. Total cost of deposits was 1.57%, a decrease of 19 basis points from 1.76% for the linked quarter and an increase of 16 basis points from 1.41% for the like quarter.
•The Company continues to focus on prudent expense management. Noninterest expenses declined $1.6 million from the linked quarter to $58.3 million for the fourth quarter of 2024. The decrease was driven by a $1.3 million decrease in Total personnel expense. Full-time equivalent employees remained consistent on a linked quarter basis. For the twelve months ended December 31, 2024 noninterest expenses declined $18.8 million, driven by $13.7 million of merger and acquisition expenses in 2023, a decline of $2.8 million in other operating expenses, a $1.4 million decline in amortization expense and a $1.0 million decline in occupancy and equipment related expenses. Total personnel expense remained substantially unchanged year over year. Full time equivalent employees decreased by 50 from 1,421 at December 31, 2023 to 1,371 at December 31, 2024.
•EPS was $0.08 per diluted share for the fourth quarter of 2024 and $1.84 per diluted share for the twelve months ended December 31, 2024. Adjusted diluted EPS for the fourth quarter of 2024 was $0.76, up from the linked quarter's adjusted diluted EPS of $0.70 and increased to an adjusted diluted EPS of $2.77 for the twelve months ended December 31, 2024 from $2.53 for the twelve months ended December 31, 2023. See Appendix E for the components of this calculation.
•Net income was $3.6 million for the fourth quarter of 2024 and $76.2 million for the twelve months ended December 31, 2024. Adjusted net income increased to $114.6 million for the twelve months ended December 31, 2024 from net income of $104.1 million for the twelve months ended December 31, 2023. See Appendix E for the components of this calculation.
•Capital remained strong at year end, despite the recognition of the loss from the securities loss-earnback transaction, with a common equity tier 1 ratio of 14.33% (estimated) and a total risk-based capital ratio of 16.61% (estimated) as of December 31, 2024, both well above regulatory minimums or targets.
•Credit quality remains strong with a nonperforming assets ("NPA") to total assets ratio of 0.39% as of December 31, 2024, an increase of 1 basis point from the linked quarter. During the fourth quarter of 2024, the Company recorded net charge offs of $0.9 million, an annualized 0.04% of average loans.
•Loan growth accelerated during the quarter, with loans totaling $8.1 billion at December 31, 2024, and reflecting growth of $81.1 million, or 4.03%, for the quarter. Consistent with our early 2024 focus on increasing liquidity, loans contracted year-over-year by $55.4 million, or 0.68%.
•Noninterest-bearing demand accounts were 32% of total deposits at December 31, 2024, which is consistent with historical trends. During the fourth quarter of 2024, customer deposits grew $25.5 million and brokered deposits contracted $0.1 million.
•The on-balance sheet liquidity ratio was 17.6% at December 31, 2024, down slightly from 17.7% for the linked quarter. Available off-balance sheet sources totaled $2.4 billion at December 31, 2024, resulting in a total liquidity ratio of 34.9%.

Fourth Quarter 2024 Results

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2024 was $88.8 million compared to $83.0 million for the linked quarter, reflecting an increase of 7.0%, and $82.5 million for the like quarter, reflecting an increase of 7.6%. The increase in net interest income from the linked and like quarters was driven by the increased yield on the securities portfolio from the loss-earnback transaction along with the Company's focused efforts to manage deposit costs.

The Company’s tax-equivalent NIM for the fourth quarter of 2024 was 3.07%, an increase of 17 basis points compared to 2.90% for the linked quarter. Within interest-earning assets, the loss-earnback transaction in the securities portfolio during the quarter resulted in an increase of 25 basis points as compared to the linked quarter. This was partially offset by a decrease of 4 basis points in loan yields. With the three rate cuts by the Federal Reserve between September and December, the rate on interest-bearing deposits fell 28 basis points during the quarter ended December 31, 2024. The like quarter expansion of tax-equivalent NIM of 19 basis points was also the result of the securities loss-earnback transaction and an increase of 8 basis points in loan yields, partially offset by an increase of 17 basis points in the rate on interest-bearing deposits.

	For the Three Months Ended
YIELD INFORMATION	December 31, 2024	September 30, 2024	December 31, 2023

Yield on loans	5.47%	5.51%	5.39%
Yield on securities	1.95%	1.70%	1.76%
Yield on other earning assets	4.49%	4.90%	4.49%
Yield on total interest-earning assets	4.54%	4.55%	4.38%

Cost on interest-bearing deposits	2.31%	2.59%	2.14%
Cost on borrowings	7.66%	7.97%	6.02%
Cost on total interest-bearing liabilities	2.38%	2.66%	2.43%
Total cost of funds	1.62%	1.81%	1.64%
Cost on total deposits	1.57%	1.76%	1.41%

Net interest margin (1)	3.05%	2.88%	2.85%
Net interest margin - tax-equivalent (2)	3.07%	2.90%	2.88%
Average prime rate	7.81%	8.43%	8.50%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Included in interest income for the fourth quarter of 2024 was loan purchase accounting discount accretion of $2.2 million compared to $2.0 million for the linked quarter and $2.5 million for the like quarter, with the activity related to the continued repayments/reduction of the loan portfolio acquired from GrandSouth Bancorporation in January of 2023. Loan discount accretion had positive impacts of 6 basis points, 6 basis points and 11 basis points, respectively, on the Company's NIM in the fourth quarter of 2024, the linked quarter and the like quarter.

Fourth Quarter 2024 Results
The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	December 31, 2024	September 30, 2024	December 31, 2023

Interest income - increased by accretion of loan discount on acquired loans	$2,195	$2,003	$2,464
Total interest income impact	2,195	2,003	2,464
Interest expense - increased by discount accretion on deposits	(145)	(174)	(495)
Interest expense - increased by discount accretion on borrowings	(195)	(193)	(207)
Total net interest expense impact	(340)	(367)	(702)
Total impact on net interest income	$1,855	$1,636	$1,762

Provision for Credit Losses and Credit Quality

For the three months ended December 31, 2024 and December 31, 2023, the Company recorded $0.5 million and $3.0 million in provision for credit losses, respectively. The provision for the fourth quarter of 2024 was driven by loan growth of $81.1 million and net charge-offs of $0.9 million partially offset by generally positive updated economic forecasts, which are a key driver in the Company's CECL model, as well as a reduction in the level of unfunded commitments. Within the portions of Western North and South Carolina that were significantly impacted by Hurricane Helene, the Company identified borrowers with approximately $744 million of loans outstanding as of December 31, 2024. Consistent with the end of the third quarter, the Company continues to update analyses to identify impacts from the storm and has applied increased reserve rates based upon severe economic factors to the loans in the path of Helene. Additionally, the Company continues to evaluate the largest commercial loans in that population and applied incremental reserves to those loans that were suspected of having higher potential property damage or economic impact from the storm. The incremental reserve for potential exposure from Hurricane Helene was $13.0 million, consistent with September 30, 2024, and added 16 basis points to the Allowance for Credit Losses as of December 31, 2024.

Asset quality remained strong with annualized net loan charge-offs of 0.04% for the fourth quarter of 2024. Total NPAs remained at a low level at $46.9 million at December 31, 2024, or 0.39% of total assets, up slightly from 0.38% at September 30, 2024. At December 31, 2023, total NPAs were $44.8 million, or 0.37% of total assets,with the increase year-over-year being attributable primarily to additions to foreclosed real estate, partially offset by a decrease in nonperforming loans. Of the $3.4 million net increase in foreclosed real estate during the fourth quarter of 2024, $3.0 million was attributable to one property.

Fourth Quarter 2024 Results
The following table presents the summary of NPAs and asset quality ratios for each period.

ASSET QUALITY DATA ($ in thousands)	December 31, 2024	September 30, 2024	December 31, 2023

Nonperforming assets
Nonaccrual loans	$31,779	$34,125	$32,208
Modifications to borrowers in financial distress	10,173	10,262	11,719
Total nonperforming loans	41,952	44,387	43,927
Foreclosed real estate	4,965	1,519	862
Total nonperforming assets	$46,917	$45,906	$44,789

Asset Quality Ratios
Quarterly net charge-offs to average loans - annualized	0.04%	0.11%	0.09%
Nonperforming loans to total loans	0.52%	0.55%	0.54%
Nonperforming assets to total assets	0.39%	0.38%	0.37%
Allowance for credit losses to total loans	1.51%	1.53%	1.35%

Noninterest Income

Total noninterest income for the fourth quarter of 2024 was negative $23.2 million, reflecting the inclusion of the $36.8 million loss on securities. Excluding the loss on securities, noninterest income totaled $13.6 million during the fourth quarter of 2024, a 0.5% increase from the $13.6 million recorded for the linked quarter. As compared to the like quarter, noninterest income, excluding the loss on securities, was 5.9% lower primarily due to a reduction of $1.6 million in Other income, net.

Noninterest Expenses

Noninterest expenses amounted to $58.3 million for the fourth quarter of 2024 compared to $59.9 million for the linked quarter and $56.4 million for the like quarter. The $1.6 million, or 2.6%, decrease in noninterest expense from the linked quarter was driven by a $1.5 million decrease in Salaries, incentives and commissions expense, as the Company continues to actively manage headcount and variable compensation declined from third quarter to fourth quarter.

As compared to the like quarter, the increases in Salaries, incentives and commissions expense of $1.4 million and Other operating expenses of $1.8 million were partially offset by a decrease in Occupancy and equipment related expenses of $1.3 million. The increase in Salaries, incentives and commissions was driven by prior year reductions in variable compensation related to 2023 performance results. The decrease in other operating expenses is the result of a one-time pension related benefit in the like quarter. The like quarter Occupancy and equipment expense included elevated expenses related to building repairs and maintenance.

Income Taxes

Income tax expense totaled $3.3 million for the fourth quarter of 2024 compared to $3.9 million for the linked quarter and $8.0 million for the like quarter. These equated to effective tax rates of 48.4%, 17.2% and 21.3%. The fourth quarter of 2024 included $2.4 million of incremental state tax-related expense related to prior years, changes in state tax apportionment, and the negative impact of decreasing deferred tax assets related to the NC corporate income tax reduction effective January 1, 2025 and for future years.

Fourth Quarter 2024 Results
Income tax expense for the year ended December 31, 2024 was $21.9 million compared to $27.8 million for the previous year. These equated to effective tax rates of 22.3% and 21.1%. The primary contributor to the increased effective tax rate was the aforementioned incremental state tax-related expense items.

Balance Sheet

Total assets at December 31, 2024 amounted to $12.1 billion, a decrease of $5.7 million, or 0.19% annualized, from the linked quarter and an increase of $32.8 million, or 0.27%, from a year earlier. The slight decrease from the linked quarter was primarily related to lower interest-bearing cash balances, partially offset by higher investment securities and loan balances.

Quarterly average balances for key balance sheet components are presented below.

	For the Three Months Ended
AVERAGE BALANCES ($ in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	Change 4Q24 vs 3Q24	Change 4Q24 vs 4Q23

Total assets	$12,243,771	$12,126,613	$12,026,195	1.0%	1.8%
Investment securities, at amortized cost	2,825,154	2,784,863	3,143,756	1.4%	(10.1)%
Loans	7,993,671	8,019,730	8,087,450	(0.3)%	(1.2)%
Earning assets	11,592,480	11,489,227	11,477,007	0.9%	1.0%
Deposits	10,608,629	10,509,237	10,131,094	0.9%	4.7%
Interest-bearing liabilities	7,272,728	7,230,326	7,204,165	0.6%	1.0%
Shareholders’ equity	1,466,181	1,445,029	1,280,812	1.5%	14.5%

Driven by additional purchases and the loss-earnback transaction in the securities portfolio during the fourth quarter of 2024, and partially offset by increased unrealized losses on the available for sale securities portfolio, total investment securities increased to $2.6 billion at December 31, 2024, reflecting a $133.8 million increase from the linked quarter. Total unrealized loss on available for sale investment securities was $368.1 million at December 31, 2024, as compared to $331.5 million at September 30, 2024 and $400.7 million at December 31, 2023. As part of the loss-earnback transaction in the securities portfolio, $283.8 million of securities were sold at a loss of $36.8 million and $495.0 million of securities were purchased, with a weighted average yield of 5.27%.
Total loans amounted to $8.1 billion at December 31, 2024, an increase of $81.1 million, or 4.0%, from September 30, 2024 and a decrease of $55.4 million, or 0.7%, from December 31, 2023. As presented below, the total loan portfolio mix has remained relatively consistent with the exception of Construction, development & other land loans, which, as a percentage of the loan portfolio, has fallen from 12% at December 31, 2023 to 8% at December 31, 2024. As of December 31, 2024, there were no notable concentrations in geographies within North Carolina and South Carolina or industries, including in office or hospitality categories, which are included in the "commercial real estate - non-owner occupied" category in the table below. The Company's exposure to non-owner occupied office loans represented approximately 5.6% of the total portfolio at December 31, 2024, with the largest loan being $26.5 million and an average loan outstanding balance of $1.3 million. Non-owner occupied office loans are generally in non-metro markets and the 10 largest loans in this category represent less than 2% of the total loan portfolio.

Fourth Quarter 2024 Results
The following table presents the balance and portfolio percentage by loan category for each period.

LOAN PORTFOLIO	December 31, 2024		September 30, 2024		December 31, 2023
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Commercial and industrial	$919,690	11%	$847,284	11%	$905,862	11%
Construction, development & other land loans	647,167	8%	760,949	9%	992,980	12%
Commercial real estate - owner occupied	1,248,812	16%	1,226,050	15%	1,259,022	16%
Commercial real estate - non-owner occupied	2,625,554	33%	2,572,901	32%	2,528,060	31%
Multi-family real estate	506,407	6%	460,565	6%	421,376	5%
Residential 1-4 family real estate	1,729,322	21%	1,737,133	22%	1,639,469	20%
Home equity loans/lines of credit	345,883	4%	331,072	4%	335,068	4%
Consumer loans	70,653	1%	76,787	1%	68,443	1%
Loans, gross	8,093,488	100%	8,012,741	100%	8,150,280	100%
Unamortized net deferred loan fees	1,188		797		(178)
Total loans	$8,094,676		$8,013,538		$8,150,102

Total deposits were $10.5 billion at December 31, 2024, an increase of $25.6 million, or 1.0%, from September 30, 2024 and an increase of $498.9 million, or 5.0%, from December 31, 2023. The quarter-to-date deposit growth is comprised of organic growth of customer deposits of $25.5 million, partially offset by a contraction of $0.1 million in brokered deposits.

The Company has a diversified and granular deposit base which has remained a stable funding source with noninterest-bearing deposits comprising 32% of total deposits at December 31, 2024. Our deposit mix has remained relatively consistent, with the exception of increased growth in money market accounts, as presented in the table below.

DEPOSIT PORTFOLIO	December 31, 2024		September 30, 2024		December 31, 2023
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Noninterest-bearing checking accounts	$3,367,624	32%	$3,350,237	32%	$3,379,876	34%
Interest-bearing checking accounts	1,398,395	13%	1,426,356	13%	1,411,142	14%
Money market accounts	4,285,405	41%	4,189,174	40%	3,653,506	36%
Savings accounts	542,133	5%	541,501	5%	603,362	6%
Other time deposits	566,514	5%	602,148	6%	610,887	6%
Time deposits >$250,000	360,854	4%	385,995	4%	355,209	4%
Total customer deposits	10,520,925	100%	10,495,411	100%	10,013,982	100%
Brokered deposits	9,600	—%	9,518	—%	17,617	—%
Total deposits	$10,530,525	100%	$10,504,929	100%	$10,031,599	100%

As of December 31, 2024 and September 30, 2024, estimated insured deposits totaled $6.4 billion, or 61.0%, and $6.5 billion, or 61.8%, respectively, of total deposits. In addition, at December 31, 2024 and September 30, 2024, there were collateralized deposits of $690.5 million and $730.8 million, respectively, such that approximately 67.6% and 68.7%, respectively, of our total deposits were insured or collateralized at the current quarter end.

Fourth Quarter 2024 Results

Capital

The Company remains well-capitalized by all regulatory standards, with an estimated total risk-based capital ratio at December 31, 2024 of 16.61%, down from the linked quarter ratio of 16.65% and up from the like quarter ratio of 15.54%. The decrease during the fourth quarter of 2024 in risk-based capital ratios was driven by the securities loss-earnback transaction during the quarter with additional impacts from shifts in the balance sheet with a decrease in interest earning cash and increases in loans and securities that carry higher regulatory risk-weightings.

The Company has elected to exclude accumulated other comprehensive income ("AOCI") related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity ("TCE") to tangible assets ratio (a non-GAAP financial measure) which was 8.22% at December 31, 2024, a decrease of 25 basis points from the linked quarter and an increase of 66 basis points from December 31, 2023. The decrease in TCE during the fourth quarter of 2024 was driven by the securities loss-earnback transaction and an increase in the level of unrealized losses on the available for sale securities portfolio during the quarter. The increase in TCE as compared to the like period was driven by earnings and improvements in the level of unrealized losses on the available for sale investment portfolio since that date. Refer to Appendix B for a reconciliation of common equity to TCE and Appendix D for a calculation of the TCE ratio.

CAPITAL RATIOS	December 31, 2024 (estimated)	September 30, 2024	December 31, 2023

Tangible common equity to tangible assets (non-GAAP)	8.22%	8.47%	7.56%
Common equity tier I capital ratio	14.33%	14.37%	13.20%
Tier I leverage ratio	11.13%	11.29%	10.91%
Tier I risk-based capital ratio	15.15%	15.19%	13.99%
Total risk-based capital ratio	16.61%	16.65%	15.54%

Liquidity

Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities and other marketable assets) and off-balance sheet (readily available lines of credit and other funding sources). The Company continues to manage liquidity sources, including unused lines of credit, at levels believed to be adequate to meet its operating needs for the foreseeable future.

The Company's on-balance sheet liquidity ratio (net liquid assets as a percent of net liabilities) at December 31, 2024 was 17.6%. In addition, the Company had approximately $2.4 billion in available lines of credit at that date resulting in a total liquidity ratio of 34.9%.

Fourth Quarter 2024 Results

About First Bancorp

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders. Member FDIC, Equal Housing Lender.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC."

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

Fourth Quarter 2024 Results

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	For the Three Months Ended			For the Twelve Months Ended
($ in thousands, except per share data - unaudited)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Interest income
Interest and fees on loans	$109,835	$111,076	$109,855	$441,181	$418,853
Interest on investment securities:
Taxable interest income	12,712	10,779	12,861	47,510	52,276
Tax-exempt interest income	1,116	1,116	1,117	4,466	4,485
Other, principally overnight investments	8,732	8,438	2,784	26,083	13,330
Total interest income	132,395	131,409	126,617	519,240	488,944
Interest expense
Interest on deposits	41,786	46,420	35,979	172,085	114,866
Interest on borrowings	1,768	1,946	8,110	14,882	27,235
Total interest expense	43,554	48,366	44,089	186,967	142,101
Net interest income	88,841	83,043	82,528	332,273	346,843
Provision for credit losses	507	14,200	2,950	16,448	17,813
Net interest income after provision for credit losses	88,334	68,843	79,578	315,825	329,030
Noninterest income
Service charges on deposit accounts	4,293	4,320	4,413	16,620	16,800
Other service charges and fees	5,828	5,555	4,924	22,267	22,085
Presold mortgage loan fees and gains on sale	676	690	325	2,292	1,613
Commissions from sales of financial products	1,202	1,371	1,577	5,270	5,503
SBA loan sale gains	291	1,108	437	3,630	2,489
Bank-owned life insurance income	1,225	1,205	1,134	4,773	4,350
Securities losses, net	(36,820)	—	—	(37,981)	—
Other Income, net	128	(670)	1,688	1,028	4,465
Total noninterest income	(23,177)	13,579	14,498	17,899	57,305
Noninterest expenses
Salaries incentives and commissions expense	28,447	29,955	27,004	113,853	114,415
Employee benefit expense	6,702	6,495	6,358	26,169	25,436
Total personnel expense	35,149	36,450	33,362	140,022	139,851
Occupancy and equipment expense	4,690	4,856	5,948	19,984	20,990
Merger and acquisition expenses	—	—	189	—	13,695
Intangibles amortization expense	1,563	1,613	1,856	6,604	8,003
Other operating expenses	16,877	16,931	15,031	68,997	71,840
Total noninterest expenses	58,279	59,850	56,386	235,607	254,379
Income before income taxes	6,878	22,572	37,690	98,117	131,956
Income tax expense	3,327	3,892	8,016	21,902	27,825
Net income	$3,551	$18,680	$29,674	$76,215	$104,131
Earnings per common share:
Basic	$0.09	$0.45	$0.72	$1.85	$2.54
Diluted	0.08	0.45	0.72	1.84	2.53

Fourth Quarter 2024 Results

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS
($ in thousands - unaudited)	December 31, 2024	September 30, 2024	December 31, 2023
Assets
Cash and due from banks, noninterest-bearing	$78,596	$74,034	$100,891
Due from banks, interest-bearing	428,911	670,407	136,964
Total cash and cash equivalents	507,507	744,441	237,855

Securities available for sale	2,043,062	1,907,458	2,189,379
Securities held to maturity	519,998	521,801	533,678
Presold mortgages and SBA loans held for sale	5,942	9,888	2,667

Loans	8,094,676	8,013,538	8,150,102
Allowance for credit losses on loans	(122,572)	(122,718)	(109,853)
Net loans	7,972,104	7,890,820	8,040,249

Premises and equipment, net	143,459	144,868	150,957
Accrued interest receivable	36,329	32,890	37,351
Goodwill	478,750	478,750	478,750
Other intangible assets, net	22,904	24,466	29,507
Bank-owned life insurance	188,460	187,236	183,897
Other assets	229,179	210,812	230,652
Total assets	$12,147,694	$12,153,430	$12,114,942

Liabilities
Deposits:
Noninterest-bearing deposits	$3,367,624	$3,350,237	$3,379,876
Interest-bearing deposits	7,162,901	7,154,692	6,651,723
Total deposits	10,530,525	10,504,929	10,031,599

Borrowings	91,876	91,694	630,158
Accrued interest payable	4,604	5,566	5,699
Other liabilities	75,078	73,716	75,106
Total liabilities	10,702,083	10,675,905	10,742,562

Shareholders’ equity
Common stock	971,313	970,450	963,990
Retained earnings	756,327	761,881	716,420
Stock in rabbi trust assumed in acquisition	(1,148)	(1,148)	(1,385)
Rabbi trust obligation	1,148	1,148	1,385
Accumulated other comprehensive loss	(282,029)	(254,806)	(308,030)
Total shareholders’ equity	1,445,611	1,477,525	1,372,380
Total liabilities and shareholders’ equity	$12,147,694	$12,153,430	$12,114,942

Fourth Quarter 2024 Results

First Bancorp and Subsidiaries Financial Summary

TREND INFORMATION
	For the Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

PERFORMANCE RATIOS (annualized)
Return on average assets (1)	0.12%	0.61%	0.96%	0.84%	0.98%
Return on average common equity (2)	1.29%	5.48%	8.75%	7.78%	9.68%
Return on average tangible common equity (3)	1.93%	8.30%	13.60%	12.13%	15.76%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	$0.22	$0.22	$0.22	$0.22
Book value per common share	$34.96	$35.74	$34.10	$33.44	$33.38
Tangible book value per share (4)	$23.17	$23.91	$22.19	$21.49	$21.39
Common shares outstanding at end of period	41,347,418	41,340,099	41,187,943	41,156,286	41,109,987
Weighted average shares outstanding - diluted	41,422,973	41,366,743	41,262,091	41,249,636	41,207,945

CAPITAL INFORMATION (estimates for current quarter)
Tangible common equity to tangible assets (5)	8.22%	8.47%	7.90%	7.62%	7.56%
Common equity tier I capital ratio	14.33%	14.37%	13.99%	13.50%	13.20%
Total risk-based capital ratio	16.61%	16.65%	16.24%	15.85%	15.54%

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized tangible net income (net income adjusted for intangible asset amortization, net of tax), by average common equity. See Appendix A for the components of the calculation.

(3) Return on average tangible common equity is a non-GAAP financial measure. See Appendix A for the components of the calculation and the reconciliation of average common equity to average TCE.
(4) Tangible book value per share is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix C for the resulting calculation.
(5) Tangible common equity ratio is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix D for the resulting calculation.

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Net interest income - tax-equivalent (1)	$89,587	$83,765	$81,848	$80,005	$83,269
Taxable equivalent adjustment (1)	746	722	733	731	741
Net interest income	88,841	83,043	81,115	79,274	82,528
Provision for credit losses	507	14,200	541	1,200	2,950
Noninterest income	(23,177)	13,579	14,601	12,896	14,498
Merger and acquisition expenses	—	—	—	—	189
Other noninterest expense	58,279	59,850	58,291	59,187	56,197
Income before income taxes	6,878	22,572	36,884	31,783	37,690
Income tax expense	3,327	3,892	8,172	6,511	8,016
Net income	3,551	18,680	28,712	25,272	29,674

Earnings per common share - diluted	$0.08	$0.45	$0.70	$0.61	$0.72

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Fourth Quarter 2024 Results

First Bancorp and Subsidiaries Financial Summary
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS - QUARTERS

	For the Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
($ in thousands)	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate
Assets
Loans (1) (2)	$7,993,671	$109,835	5.47%	$8,019,730	$111,076	5.51%	$8,087,450	$109,855	5.39%
Taxable securities	2,535,232	12,712	1.99%	2,493,924	10,779	1.72%	2,849,540	12,861	1.79%
Non-taxable securities	289,922	1,116	1.53%	290,939	1,116	1.53%	294,216	1,117	1.51%
Short-term investments, primarily interest-bearing cash	773,655	8,732	4.49%	684,634	8,438	4.90%	245,801	2,784	4.49%
Total interest-earning assets	11,592,480	132,395	4.54%	11,489,227	131,409	4.55%	11,477,007	126,617	4.38%
Cash and due from banks	80,481			84,060			89,320
Premises and equipment	144,467			146,448			151,748
Other assets	426,343			406,878			308,120
Total assets	$12,243,771			$12,126,613			$12,026,195
Liabilities
Interest-bearing checking	$1,389,063	$2,438	0.70%	$1,393,611	$2,688	0.77%	$1,398,797	$1,987	0.56%
Money market deposits	4,273,170	31,430	2.93%	4,173,884	34,878	3.32%	3,659,119	26,380	2.86%
Savings deposits	542,861	269	0.20%	549,132	317	0.23%	624,183	320	0.20%
Other time deposits	598,152	4,192	2.79%	626,341	4,726	3.00%	629,239	4,215	2.66%
Time deposits >$250,000	377,693	3,457	3.64%	390,208	3,811	3.89%	358,126	3,077	3.41%
Total interest-bearing deposits	7,180,939	41,786	2.31%	7,133,176	46,420	2.59%	6,669,464	35,979	2.14%
Borrowings	91,789	1,768	7.66%	97,150	1,946	7.97%	534,700	8,110	6.02%
Total interest-bearing liabilities	7,272,728	43,554	2.38%	7,230,326	48,366	2.66%	7,204,164	44,089	2.43%
Noninterest-bearing checking	3,427,690			3,376,061			3,461,630
Other liabilities	77,172			75,197			79,589
Shareholders’ equity	1,466,181			1,445,029			1,280,812
Total liabilities and shareholders’ equity	$12,243,771			$12,126,613			$12,026,195
Net yield on interest-earning assets and net interest income		$88,841	3.05%		$83,043	2.88%		$82,528	2.85%
Net yield on interest-earning assets and net interest income – tax-equivalent (3)		$89,587	3.07%		$83,765	2.90%		$83,269	2.88%
Interest rate spread			2.16%			1.89%			1.95%
Average prime rate			7.81%			8.43%			8.50%
(1)   Average loans include nonaccruing loans, the effect of which is to lower the average rate shown. Interest earned includes recognized net loan fees, including late fees, prepayment fees, and net deferred loan (cost)/fee amortization in the amounts of $(340,000), $(342,000)and $26,000 for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively.
(2)   Includes accretion of discount on acquired loans of $2.2 million, $2.0 million and $2.5 million for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively.
(3)   Includes tax-equivalent adjustments of $746,000, $722,000 and $741,000 for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, to reflect the tax benefit that we receive related to tax-exempt securities and tax-exempt loans, which carry interest rates lower than similar taxable investments/loans due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Fourth Quarter 2024 Results

First Bancorp and Subsidiaries Financial Summary
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS - YEAR-TO-DATE

	For the Twelve Months Ended
	December 31, 2024			December 31, 2023
($ in thousands)	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate
Assets
Loans (1) (2)	$8,046,681	$441,181	5.48%	$7,902,628	$418,853	5.30%
Taxable securities	2,608,494	47,510	1.82%	2,920,040	52,276	1.79%
Non-taxable securities	291,520	4,466	1.53%	296,287	4,485	1.51%
Short-term investments, primarily interest-bearing cash	561,886	26,083	4.64%	314,537	13,330	4.24%
Total interest-earning assets	11,508,581	519,240	4.51%	11,433,492	488,944	4.28%
Cash and due from banks	84,997			93,182
Premises and equipment	147,916			151,980
Other assets	393,001			354,379
Total assets	$12,134,495			$12,033,033
Liabilities
Interest-bearing checking	$1,395,856	$9,910	0.71%	$1,457,272	$6,192	0.42%
Money market deposits	4,039,999	126,531	3.13%	3,355,992	78,643	2.34%
Savings deposits	564,473	1,209	0.21%	668,730	1,024	0.15%
Other time deposits	666,868	20,429	3.06%	737,330	19,023	2.58%
Time deposits >$250,000	373,851	14,006	3.75%	343,669	9,984	2.90%
Total interest-bearing deposits	7,041,047	172,085	2.44%	6,562,993	114,866	1.75%
Borrowings	232,967	14,882	6.39%	474,112	27,235	5.74%
Total interest-bearing liabilities	7,274,014	186,967	2.57%	7,037,105	142,101	2.02%
Noninterest-bearing checking	3,367,035			3,613,973
Other liabilities	76,985			88,870
Shareholders’ equity	1,416,461			1,293,085
Total liabilities and shareholders’ equity	$12,134,495			$12,033,033
Net yield on interest-earning assets and net interest income		$332,273	2.89%		$346,843	3.03%
Net yield on interest-earning assets and net interest income – tax-equivalent (3)		$335,256	2.91%		$349,722	3.06%
Interest rate spread			1.94%			2.26%
Average prime rate			8.31%			8.20%
(1)   Average loans include nonaccruing loans, the effect of which is to lower the average rate shown. Interest earned includes recognized net loan fees, including late fees, prepayment fees, and net deferred loan (cost)/fee amortization in the amounts of $(1,593,000) and $(3,943,000) for the twelve months ended December 31, 2024 and December 31, 2023, respectively.
(2)   Includes accretion of discount on acquired loans of $8.9 million and $13.3 million for the twelve months ended December 31, 2024 and December 31, 2023, respectively.
(3)   Includes tax-equivalent adjustments of $3.0 million and $2.9 million for the twelve months ended December 31, 2024 and December 31, 2023, respectively, to reflect the tax benefit that we receive related to tax-exempt securities and tax-exempt loans, which carry interest rates lower than similar taxable investments/loans due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

Fourth Quarter 2024 Results

Reconciliation of non-GAAP measures

APPENDIX A: Calculation of Return on TCE

	For the Three Months Ended
($ in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Net Income	$3,551	$18,680	$28,712	$25,272	$29,674
Intangible asset amortization, net of taxes	1,195	1,240	1,283	1,352	1,575
Tangible Net income	$4,746	$19,920	$29,995	$26,624	$31,249

Average common equity	$1,466,181	$1,445,029	$1,378,284	$1,375,490	$1,280,812
Less: Average goodwill and other intangibles, net of related taxes	(488,467)	(489,987)	(491,318)	(492,733)	(494,127)
Average tangible common equity	$977,714	$955,042	$886,966	$882,757	$786,685

Return on average common equity	1.29%	5.48%	8.75%	7.78%	9.68%
Return on average tangible common equity	1.93%	8.30%	13.60%	12.13%	15.76%

APPENDIX B: Reconciliation of Common Equity to TCE

	For the Three Months Ended
($ in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Total shareholders' common equity	$1,445,611	$1,477,525	$1,404,342	$1,376,099	$1,372,380
Less: Goodwill and other intangibles, net of related taxes	(487,660)	(489,139)	(490,439)	(491,740)	(493,211)
Tangible common equity	$957,951	$988,386	$913,903	$884,359	$879,169

APPENDIX C: Tangible Book Value Per Share

	For the Three Months Ended
($ in thousands except per share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Tangible common equity (Appendix B)	$957,951	$988,386	$913,903	$884,359	$879,169

Common shares outstanding	41,347,418	41,340,099	41,187,943	41,156,286	41,109,987
Tangible book value per common share	$23.17	$23.91	$22.19	$21.49	$21.39

APPENDIX D: TCE Ratio

	For the Three Months Ended
($ in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Tangible common equity (Appendix B)	$957,951	$988,386	$913,903	$884,359	$879,169

Total assets	12,147,694	12,153,430	12,060,805	12,091,597	12,114,942
Less: Goodwill and other intangibles, net of related taxes	(487,660)	(489,139)	(490,439)	(491,740)	(493,211)
Tangible assets ("TA")	$11,660,034	$11,664,291	$11,570,366	$11,599,857	$11,621,731
TCE to TA ratio	8.22%	8.47%	7.90%	7.62%	7.56%

Fourth Quarter 2024 Results

Reconciliation of non-GAAP measures
APPENDIX E: Adjusted EPS - diluted

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2024

Net income	$3,551	$18,680	$76,215
Impact of Hurricane Helene
Provision for credit losses	—	13,000	13,000
Building repairs and maintenance	(24)	300	276
Other	(3)	96	93
Total	(27)	13,396	13,369
Less, tax impact	6	(3,102)	(3,096)
After-tax impact of Hurricane Helene	(21)	10,294	10,273

Impact of loss-earnback
Securities loss from loss-earnback	36,820	—	36,820
Less, tax impact	(8,660)	—	(8,660)
After-tax impact of loss-earnback	28,160	—	28,160

Adjusted net income	$31,690	$28,974	$114,648

Weighted average shares outstanding - diluted	41,422,973	41,366,743	41,327,216

EPS - diluted	$0.08	$0.45	$1.84
Adjusted EPS - diluted	$0.76	$0.70	$2.77

There were no adjustment for prior year periods.